Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors rYojbaba Co., Ltd.:

We hereby consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement of rYojbaba Co., Ltd. and its subsidiary (the “Company”) on Form F-1 of our report dated June 24, 2024, except for Notes 1 and 14, as to which the date is August 2, 2024; and Note 6 as to which the date is August 19, 2024, related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in this Pre-Effective Amendment No. 1 to Registration Statement on Form F-1.

We also consent to the reference to us under the caption “Experts” in the Pre-Effective Amendment No. 1 to Registration Statement on Form F-1.

/s/ TAAD, LLP

Diamond Bar, California

August 19, 2024